EXHIBIT (a)(1)(ii)

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                         DB Hedge Strategies Fund LLC

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  If you do not want to sell your units of limited liability company interest at this time, please disregard this notice. This is simply a notification of the Fund's tender offer.
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November 3, 2004

Dear DB Hedge Strategies Fund LLC Investor:

          We are writing to inform you that DB Hedge Strategies Fund LLC (the "Fund") is amending its offer to repurchase up to 3,205 Units (approximately 5% of the outstanding Units as of August 31, 2004) by increasing to 9,615 (approximately 15% of the outstanding units as of August 31, 2004) the number of Units subject to the offer. If you are not interested in selling your units of limited liability company interest ("Units") at this time, please disregard this notice and take no action.

          The Offer to Repurchase (which together with the Supplement to the Offer to Repurchase and the Letter of Transmittal, constitute the "Repurchase Offer), which began on September 28, 2004, will now end on November 16, 2004. The value of Units for purposes of calculating your repurchase price will be determined as of December 31, 2004, and payment will be made in cash on or about January 28, 2005. The purpose of the tender offer is to provide some liquidity to investors who hold Units. Units can be redeemed by means of a tender offer only during one of the Fund's announced repurchase offers.

          IF YOU ALREADY COMPLETED AND SUBMITTED THE LETTER OF TRANSMITTAL THAT ACCOMPANIED THE OFFER TO REPURCHASE MAILED TO YOU ON SEPTEMBER 28, 2004, AND DO NOT WISH TO TENDER FURTHER UNITS, PLEASE DISREGARD THIS NOTICE. YOU ARE NOT REQUIRED TO TAKE FURTHER ACTION IN ORDER FOR YOUR PREVIOUSLY TENDERED SHARES TO BE CONSIDERED FOR REPURCHASE BY THE FUND.

          Should you wish to sell any of your Units during this tender offer period, please complete and return the enclosed Letter of Transmittal to PFPC Inc. in the enclosed postage-paid envelope. If you do not wish to sell any of your interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO REDEEM AT THIS TIME.

          All requests to tender Units must be received by the Fund's Sub-Administrator, PFPC Inc., either by mail or by ax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by November 16, 2004. IF YOU ELECT TO TENDER, IT IS YOUR RESPONSIBILITY TO CONFIRM RECEIPT OF THE LETTER OF TRANSMITTAL WITH PFPC INC. BY CALLING THE NUMBER BELOW.

         If you have any questions, please refer to the Supplement dated November 3, 2004, and the offer to Repurchase document dated September 28, 2004 (which we have attached to the Supplement as Exhibit A for your reference), both of which contain additional important information about the Repurchase Offer, or call your Financial Advisor or PFPC Inc. at (302) 791-2810.

Sincerely,

DB Hedge Strategies Fund LLC